EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of WeTrade Group, Inc.

We consent to the incorporation by reference in the Form S-1 Amendment No. 3 of WeTrade Group, Inc. as to our report dated March 31, 2021 with respect to the Balance Sheets of WeTrade Group, Inc. as of December 31, 2020 and 2019 and the related Statements of Operations and Comprehensive Income, Statement of Shareholders’ Equity and Statement of Cash Flows for 2020 and for the period from March 28, 2019 (inception) to December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

August 24, 2021